Exhibit 99.3

Q1 2013 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2013 financial results recording. The date of this recording is April 18, 2013. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett. I am the Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer of Celanese, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation first quarter 2013 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor section. The slides referenced during this recording are also posted on our website. Both items were submitted to the SEC in a current report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included in the posted slides and the press release, as applicable.
Mark Rohr will comment on some recent reporting changes, review our consolidated first quarter results including segments, provide our outlook for the remainder of 2013 and comment on some longer-term strategic actions. Steven will then comment on cash flow, net debt, shareholder returns and tax rate. I'd now like to turn the call over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Before we get into our results let me talk about a couple of changes we made this quarter that should increase the transparency and consistency in our quarterly results. First, as we announced a couple of weeks ago, we adopted mark-to-market accounting for pension plans. This accounting convention recognizes the gains and losses related to plan investments and interest rate changes in the year they occur, rather than amortizing them over future periods. This change should provide investors better insight into underlying business performance. During the first quarter, we received our first quarterly dividend from our Chinese Acetate Ventures and expect this cadence going forward rather than the annual dividends. This change better reflects the ongoing value this business represents and demonstrates the strategic nature of these ventures.
This quarter we also made good progress on some of our long-term strategic activities. First, with regards to our planned methanol unit in Clear Lake, Texas, we completed our design and began ordering long lead-time equipment. Final cost estimates are consistent with initial reports and the project timeline is consistent with our objective of being operational by mid-2015. The permitting process is progressing well and we are confident in our ability to secure the environmental credits needed for the unit. We are also in the process of finalizing the structure and agreement with our potential partner.
During the quarter we signed the Memorandum of Understanding with the Indonesian oil company, Pertamina. Under the MOU we intended to establish a joint venture with Celanese having a majority share. Celanese would also license our TCX® Technology to the venture. The goal of the MOU is to select the first production location, initiate project permitting, and negotiate coal supply and other industrial partner agreements. We expect to complete this phase of the MOU by the end of this year.
I am also pleased to announce that the Nanjing ethanol unit is mechanically complete and our sales teams are actively working with our customers to commercialize industrial ethanol, and I want to thank our project and operations teams for the great progress they have made getting us to this point.
But, we still have a lot of work ahead of us to complete the unit commissioning and begin ramping up the production leading to commercial sales by the third and fourth quarters of this year. As this unit ramps up, we will divert merchant acetic acid to feed the ethanol unit and in the process elevate industry acid capacity utilization.
Now, let me cover our consolidated first quarter results and share highlights for each reporting segment.
For the quarter we reported adjusted earnings per share of $1.14, including the Acetate dividend of $24 million. This represents a 44 percent year-over-year growth and 54 percent sequential growth on consistent revenue of $1.6 billion.
Our [segment] income margin came in at 16.8 percent up both sequentially and year-over-year by more than 400 basis points. Margin expansion reflects good production and sales mix, variable pricing trends and strategic actions in Consumer Specialties, Advanced Engineered Materials and Acetyl Intermediates.

I am really, really pleased with these results and our team's ability to deliver strong performance in the face of softer end-market demand in legacy markets and economies across the globe.
On a GAAP basis, diluted EPS came in at $0.88 for the first quarter of 2013 compared to $1.21 in the prior year. Recall that the prior year GAAP number included some favorable tax items that are highlighted in the press release. Beyond tax, there were only minor differences between GAAP and non-GAAP - principally related to ceasing production at Spondon and the plant relocation in Germany.
We generated good cash flow again this quarter reporting operating cash flow of $147 million and adjusted free cash flow of $64 million as we continue to invest in growth projects like ethanol. This quarter's results positions us for another strong year of free cash flow and enables us to pursue our growth initiatives and balanced capital deployment strategy.
Now for the segments - Advanced Engineered Materials' first quarter segment income was $78 million, up 26 percent from $62 million in the fourth quarter. Segment margins were 23.7 percent, a 300 basis point increase sequentially. Increased auto end-market applications helped overcome the ongoing weakness in European auto builds, reported to be down 9 percent year-over-year. Product mix was also favorable this quarter driven by higher medical end-market applications. Raw materials, a slight sequential tailwind, were offset by lower affiliate earnings, primarily due to lower MTBE pricing in Ibn Sina. Our ability to drive earnings growth and margins in a challenging European market points to the growing diversity of our end-markets, the value we provide to our customers and the breadth of our applications technology.
In Consumer Specialties, first quarter segment income was $108 million, that's $30 million or 38 percent higher than the fourth quarter's $78 million. First quarter results also include $24 million in cash dividends as we began receiving quarterly dividends from our China acetate ventures. If you exclude the dividend, segment margins would have been 28 percent or 70 basis points higher than the last quarter. Margin improvement this quarter was supported by great plant operating reliability and higher pricing which combined to more than offset higher sequential raw material costs. Margins also benefited from our actions to rationalize our production footprint. We ceased production at the Spondon plant, which lowered energy and operating costs for the segment. However, we do maintain the ability to return this facility to operating status, if needed, in the future.
In Industrial Specialties, first quarter segment income of $16 million was up $10 million sequentially, and segment income margins increased to 5.6 percent, a 320 basis points improvement over the prior quarter. Volumes improved 14 percent sequentially on seasonal trends, mostly in Emulsions for the European and North American markets. Pricing was consistent from the fourth quarter to the first quarter in both

Emulsions and EVA as raw materials were relatively stable. On the downside, poor photovoltaic demand continues to impact segment sales of some EVA products.
In Acetyl Intermediates, first quarter segment income was $79 million, a 14 percent improvement over the fourth quarter. Segment margins increased to 9.8 percent, a 100 basis point sequential increase, driven by 5 percent higher volumes as demand for acetic acid and downstream derivative products improved quarter over quarter in North America and Asia outside of China. Demand in China was lower sequentially primarily due to the timing of Chinese New Year. System wide pricing declined about 1 percent while raw material costs were consistent from the fourth quarter to the first quarter.
Stepping back from the details I am very proud of our teams hard work and accomplishments this quarter. Without it we wouldn't have gotten off to such a strong start. To grow in this environment requires our sales and technology teams to identify chemistry and applications that align with customer needs while also creating value for Celanese. Then rapidly get those opportunities commercialized. Along those lines as the results show we are having some success and let me give you a few examples.
Our strength in polymer chemistry combined with our material engineering capability have resulted in a significant increase of Celanese applications on the highly anticipated redesign of GM's light duty truck platform. Giving us confidence in our ability to deliver growth in the auto segment despite challenging auto build numbers out of Europe. Our model in electronics follows a similar strategy combining the same expertise but at an entirely different pace. A pace needed to meet the short development cycles of this industry. For example, we are having really good success at one of the largest smartphone companies in the world. Our initial application was around the compact camera module on one of their existing platforms. Our success here has helped broadened our relationship and, as a result, we have expanded from one application on the current platform to a handful of applications on the new platform that will be rolling out this summer. Our expertise also provides us with opportunities to expand the relationship beyond the smartphone to other electronic devices in this technology company's portfolio. Successes like these are key to meeting our engineering materials growth expectations.
On another front we made our first commercial sale of Nutrinova's taste solution. This concept of selling a formulated taste profile, tailored for each application is a new business model for Celanese and the artificial sweetener industry. We're excited about this model and the opportunity it brings to our customers and to us.
Now let's turn to our outlook for the remainder of 2013. At a consolidated level, we expect continued economic uncertainty through the year. As a result our growth will be largely the result of Celanese-

specific initiatives like productivity, our Acetate footprint rationalization, the expansion at our China acetate venture in Nantong and the start- up of ethanol production in Nanjing. As the earlier examples illustrate we also expect to drive growth by supporting our customer needs and developing unique applications that help them be successful. Over the last six months we have been spending much more time with our customers, myself included, and our initial success in working with them and our results this quarter give us confidence we can deliver on our objective of 12 to 14 percent adjusted earnings growth in 2013.
With that, I'll now turn it over to Steven. Steven?
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark. Given some of the moving parts this quarter I'd like to highlight a couple of items. Starting with the first quarter of last year, our original adjusted EPS was reported as $0.72 a share. When you add the Q1 2012 pension accounting adjustment of $0.07, you get $0.79 a share. Also, keep in mind that this quarter we began receiving our China acetate dividends quarterly which contributed $0.12 to this quarters results. In the first quarter of 2013 we generated adjusted EPS of $1.14. Our innovation success in Advanced Engineered Materials along with our broad end-market footprint offset lower European auto builds and drove significant growth in AEM. Our footprint rationalization plans in Acetate delivered expanded margins in Consumer Specialties. Our productivity programs helped us increase margins in Acetyl Intermediates.
Now let me move into the details of cash flow, net debt, shareholder returns and our effective tax rate.
Our cash flow results were good for a first quarter as we generated $147 million of operating cash flow and $64 million of adjusted free cash flow. When you compare cash flow between Q1 last year and Q1 this year, there are a couple of items I would like to bring to your attention. Last year in Q1, we had a reduction in working capital which is unusual for the first quarter, but was due to destocking seen then in Europe and Asia. Typically, first quarter working capital needs are the highest of all the quarters, which is consistent with Q1 2013 results. This working capital timing difference is about $165 million year-over-year. Also, Q1 2012 operating cash flow included a nonrecurring special cash dividend from one of our Asian affiliates of approximately $70 million. During Q1 2013, we received a $24 million quarterly dividend from our China acetate ventures and expect we will receive quarterly dividends going forward. Our cash flow results this quarter put us on a pace to continue to deliver strong cash flows. We have provided our expected cash outflows for the year on slide 15.

Our solid cash flow results helped us increase the amount of cash we have our balance sheet and we ended the quarter with just under $1 billion of cash. We also reduced net debt to just below $2.1 billion as of March 31 which is the second lowest quarterly level in eight years. Our continued progress with net debt, net leverage ratios and interest coverage ratios makes us look more and more like an investment grade company than ever before, which is one of our objectives. We will continue to be opportunistic with regards to refinancing opportunities and debt reduction in the future to further improve our credit profile.
We also expect to continue to return cash to shareholders through increased dividends and share repurchases. Over the last several years we have steadily increased our dividend at a CAGR north of 20%. We also have just under $400 million remaining on our share repurchase authorization and we will continue to offset dilution and be opportunistic in repurchasing shares.
Let me spend a moment on taxes. The effective US GAAP tax rate for Q1 2013 was 35 percent for the quarter versus a benefit of 61 percent in the prior year quarter. The tax benefit in the first quarter of 2012 was primarily driven by the recognition of $142 million in benefits from foreign tax credits. The tax credits will be recognized as a benefit to our cash taxes over time. The tax rate for adjusted EPS in Q1 2013 was 19 percent, or 200 basis points higher than in 2012, mainly due to a higher proportion of our earnings being generated in the United States which has one of the highest statutory tax rates. We expect that our adjusted tax rate for 2013 will be consistent with the first quarter rate of around 19%.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning. Thank you.

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